Exhibit 10.1
CONSULTING AGREEMENT
CONSULTING AGREEMENT (this “Agreement”) by and between Triumph Group, Inc. (the “Company”) and Richard C. Ill (the “Consultant”) dated as of January 4, 2016.
1.Consulting Period. The Consultant shall make himself available to render consulting services to the Company, on the terms and conditions set forth in this Agreement, for the period beginning on January 4, 2016 and ending on December 31, 2016 (the “Consulting Period”), provided that the Consulting Period shall terminate immediately upon the death or Disability (as defined below) of the Consultant and provided further that either party may terminate the Consulting Period prior to its scheduled expiration upon 10 days’ prior written notice in the event of the other party’s material breach of this Agreement. For purposes of this Agreement, “Disability” shall mean the unavailability of the Consultant for the Consultant’s duties hereunder for 30 consecutive days as a result of incapacity due to mental or physical illness.
2.Consulting Services. During the Consulting Period, the Consultant shall render such consulting services as may be requested from time to time by the Chief Executive Officer of the Company, at such times and locations as may be reasonably requested by the Company. The Company and the Consultant anticipate that the level of services to be provided by the Consultant during the Consulting Period will be in excess of twenty percent (20%) of the average level of services provided by the Consultant during the thirty-six (36) months immediately preceding the commencement of the Consulting Period, provided that in no event shall the Consultant be required to provide services in excess of 40 hours per month. In consideration of the foregoing, the Company shall, during the Consulting Period, pay the Consultant a consulting fee at a rate of $20,000 per month, payable in accordance with the Company’s regular payroll practices for consultants, and shall reimburse the Consultant for all reasonable expenses incurred by the Consultant in accordance with the Company’s policies.
3.Restrictive Covenants. The Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which is obtained by the Consultant during the Consultant’s service to the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). During the Consultant’s service with the Company and following the termination of such service, the Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it or use such information, knowledge or data for the benefit of the Consultant or anyone other than the Company and those designated by it. During the Consulting Period, the Consultant shall not, within any jurisdiction in which the Company and its subsidiaries are doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses of the Company and its subsidiaries, provided that passive ownership by the

Consultant of less than 2% of the outstanding voting common stock, without any other action by or on behalf of the Consultant, of any publicly held corporation shall not constitute a violation of this Section 3.
4.Miscellaneous.
(a)Construction; Amendments. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(b)Acknowledgments. The Consultant acknowledges and agrees that (i) his services hereunder are to be rendered as an independent contractor, (ii) he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to all payments and benefits provided pursuant to this Agreement, and (iii) no amount payable under this Agreement shall be counted for purposes of calculating or accruing any benefit or service for purposes of any pension, retirement, health, welfare, or other benefit plan or program.
(c)Successors. This Agreement is personal to the Consultant and, without the prior written consent of the Company, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(d)Section 409A. All amounts payable under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”), and shall be interpreted in a manner consistent with such intent. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. All reimbursements and in-kind benefits that constitute nonqualified deferred compensation within the meaning of Section 409A provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year, and (iii) the Consultant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.
[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the day and year first above written.

/s/ Richard C. Ill
Richard C. Ill

Triumph Group, Inc.
By: /s/ Daniel J. Crowley          Name: Daniel J. Crowley
Title:    President and Chief Executive Officer